Filed Pursuant to Rule 424(b)(3)

File No. 333-231938

A3 ALTERNATIVE CREDIT FUND

Shares of Beneficial Interest (AAACX)

Supplement dated January 27, 2021

to the Prospectus and Statement of Additional Information dated December 22, 2020

Effective on or about March 29, 2021, the Fund’s name will change to the A3 Alternative Income Fund and the Fund will no longer pursue its policy to invest 80% of its net assets in Credit Investments, as defined in its Prospectus.

This Supplement, and the Fund’s Prospectus and Statement of Additional Information, each dated December 22, 2020, provide information that you should know before investing in the Fund and should be retained for future reference. The Prospectus and Statement of Additional Information have been filed with the Securities and Exchange Commission and are incorporated herein by reference. These documents are available upon request and without charge by calling (877) 774-7724.

Please retain this Supplement for future reference.